Exhibit 99.1

FiscalNote Announces Second Quarter 2023 Financial Results with Q2 Revenue Growth of 21% Year-over-Year

Increases Q3 Profitability Guidance with Expectation to be Profitable on an Adjusted EBITDA Basis in Q3 2023, a Quarter Earlier than Expected

Deepens its AI Leadership in the Legal, Regulatory and Policy Sector with new Proprietary FiscalNoteGPT and AI-Powered FiscalNote Risk Connector for Global Operational and Supply Chain Risk Intelligence

WASHINGTON, D. C. – Wednesday, August 9, 2023 – FiscalNote Holdings, Inc. (NYSE: NOTE) (“FiscalNote” or the “Company”), a leading AI-driven enterprise SaaS technology provider of policy and global intelligence, today announced financial results for the second quarter ended June 30, 2023. These results mark another quarter of delivering results in-line with the Company’s guidance driven by durable recurring revenue and high gross margins that also form the basis for the accelerated expectation of reaching adjusted EBITDA profitability next quarter - a quarter earlier than the Company’s prior guidance. The results reflect ongoing demand for FiscalNote’s trusted,AI-enabled policy and market intelligence that empowers organizations to mitigate risk and more confidently navigate their businesses in an increasingly complex global geopolitical, economic, and regulatory environment.

Second Quarter 2023 Financial Highlights

●
Revenue increased 21% to $32.8 million, compared to $27.2 million in Q2 2022 and consistent with the guidance range the Company previously provided. Subscription revenue, which comprises approximately 90% of total revenue, grew 21% year-over-year of which 9% was on an organic basis.
●
Gross profit was $23.4 million representing 71% gross margin, and non-GAAP adjusted gross profit(1) was $26.4 million representing 80% non-GAAP adjusted gross margin(1).
●
GAAP net loss of $(30.9) million.
●
Adjusted EBITDA loss of $(4.3) million(1), consistent with the guidance range the Company previously provided.
●
Cash and cash equivalents of $38.1 million and approximately $94 million of additional debt capacity.* The Company continues to have sufficient capital to support its current growth plans and M&A opportunities, and does not require additional capital raises to achieve its plan.

Second Quarter 2023 Operational Metrics

●
Run-Rate Revenue(2) increased to $135 million as of June 30, 2023 inclusive of businesses acquired in 2022 and 2023. Organic Run-Rate Revenue(2)(3) increased to $126 million in the period, a 6% increase from $119 million as of June 30, 2022 on a pro forma basis.
●
Annual Recurring Revenue(2) ("ARR") rose to $120 million at June 30, 2023 inclusive of businesses acquired in 2022 and 2023, representing 16% total growth year-over-year and 7% growth over the prior year on a pro forma basis. Organic ARR(2)(3) was $113 million as of June 30, 2023 compared to ARR of $107 million at June 30, 2022, representing a 6% growth rate on a pro forma basis. The Company continues to deliver mid-teens organic ARR growth among its base of corporate customers in the large enterprise sector.
●
Net Revenue Retention(2) was approximately 98% in the second quarter.

Financial Outlook

FiscalNote is accelerating its path to profitability on an Adjusted EBITDA basis and increasing its expectation for Adjusted EBITDA profitability in the third quarter of 2023, one quarter earlier than previous guidance, as the Company continues to deliver year-over-year revenue growth, maintain strong adjusted gross profit margins in the 80% range, and realize the benefits of its cost management actions.(5)

Guidance for the third quarter of 2023 is as follows:

•
GAAP revenue of $34 million to $35 million, representing 17% to 20% year-over-year growth.
•
Adjusted EBITDA(1)(5) of positive $0.2 million to $1.0 million for the quarter, marking an increase from the Company’s prior guidance of approximately break-even in the third quarter. This marks a year-on-year improvement of between $7.6 million and $8.4 million in adjusted EBITDA profitability compared to Q3 2022. The Company has implemented efficiency programs that are expected to significantly benefit adjusted EBITDA in the second half of 2023.

Guidance for full year 2023 is as follows:

•
GAAP revenue of $136 million to $138 million, representing 20% to 21% year-over-year growth, consistent with the range of previously provided guidance, with a more narrow range to reflect the increased visibility to the second half of the year.
•
Total run-rate revenue(2)(4) of $143 million to $150 million, representing growth of 13% to 18% over the prior year inclusive of the Company’s acquisition of Dragonfly Eye, Ltd. in January 2023. This is an update from the Company’s previously provided run-rate revenue guidance range due, in part, to the Company’s decisions to sunset revenue for select unprofitable products and take other actions to drive accelerated profitability of the overall Company.
•
An adjusted EBITDA(1)(5) loss of $(8) million to $(6) million for the full year, marking an improvement of approximately 71% year-over-year and consistent with previously-provided guidance.
•
The Company’s full year 2023 guidance indicates the Company will achieve a fourth quarter 2023 adjusted EBITDA(1)(5) margin of 7% to 12%.

FiscalNote expects adjusted EBITDA profitability growth moving forward and, over time, expects to achieve adjusted EBITDA and free cash flow margins in line with other information services companies long-term.(5)

“Our operational and financial achievements in Q2 and our expectation to reach the inflection point of Adjusted EBITDA profitability next quarter, in Q3, reflect our unwavering commitment to building an enduring, profitable, sustainable compounding growth company for the world’s most important decision makers,” said Tim Hwang, Chairman, CEO, and Co-founder of FiscalNote. “In the year since our public listing, we have continued to advance our position as the de facto AI leader in the legal, policy and regulatory intelligence sector by growing our customer base, closing and integrating accretive acquisitions that expand our offerings, bringing new AI enabled products and solutions to market, establishing partnerships with market leading large language model engines and positioning the business for profitability and free cash flow growth. Our recent new product developments of FiscalNoteGPT and FiscalNote Risk Connector exemplify this AI leadership and underscore the essential value we bring to thousands of global customers who trust FiscalNote intelligence every day to turn insights into actions, convert challenges into opportunities, and mitigate risk to protect operations. We look forward to extending our track record of compounding growth, unmatched innovation, and customer excellence in the second half of 2023 and beyond.”

In the second quarter and in recent weeks, FiscalNote has received multiple industry recognitions for the Company’s decade-long leadership in AI innovation and made several advancements in the depth and breadth of its technology portfolio including:

•
Introduced FiscalNoteGPT, the first proprietary platform incorporating generative AI and large language model (LLM) capabilities customized for legislative, regulatory, and policy workflows. This large language model has been specifically adapted to a wide range of legal and regulatory data to support a diverse set of natural language processing (NLP) tasks within the legal and regulatory industry.
•
Launched FiscalNote Risk Connector, a new, internally-developed risk intelligence solution that harnesses the power of the Company’s data and AI capabilities to reveal operational, relational, and reputational risk for enterprises and government organizations.
•
Announced a collaboration with Microsoft to develop a plugin for Microsoft’s new AI-powered Bing, enabling access to select FiscalNote market-leading real-time data sets and content for users. Similar to the Company’s recent selection as an inaugural launch ‘trusted partner’ for OpenAI’s ChatGPT Plugin and its integration partnership with Bard by Google, this integration enables FiscalNote to capture critical insights into how users engage generative models to understand political and regulatory information.
•
Awarded three new patents through its Aicel Technologies subsidiary by the Korean Intellectual Property Office (KIPO). This brings the Company’s total global intellectual property portfolio to 17 patents, underscoring FiscalNote’s commitment to delivering innovative AI and machine learning solutions and industry-leading expertise in analyzing unstructured data.
•
Selected as an inaugural launch partner for a new data marketplace created by data, analytics, and AI company Databricks. Through this partnership, FiscalNote will make select datasets available for sale to Databricks’ expansive global base of more than 9,000 customers, driving new customer acquisition opportunities for FiscalNote.
•
Introduced new, proprietary AI tools and an integration with OpenAI’s ChatGPT, called VoterVoice SmartCheck. This makes VoterVoice the first SaaS advocacy campaign platform to embed both proprietary AI and ChatGPT into a patented platform.

Also in the second quarter and recent weeks the Company achieved other notable operational and business milestones which reflect its ongoing leadership in global policy, risk mitigation, and market intelligence including:

•
Continued to expand its enterprise customer accounts, which is the Company’s largest and fastest growing customer base, by securing new agreements in the second quarter with customers across a variety of sectors, including retail, software, manufacturing, energy, and health care, among others.
•
Announced wide-ranging new customer agreements and renewals across the global public sector, as overviewed in the Company’s separate press release issued today.
•
Added to the broad-market Russell 3000® Index at the conclusion of the 2023 Russell indexes annual reconstitution on June 26, 2023. The annual Russell indexes reconstitution captures the 4,000 largest U.S. stocks as of April 28, ranking them by total market capitalization
•
Established a first-of-its-kind partnership with Korea’s Ministry of Foreign Affairs, providing a framework for the Ministry to use FiscalNote’s proprietary data sets and enhanced AI capabilities to assist the Ministry in responding to rapidly changing international dynamics and associated domestic policymaking needs.
•
Published its second annual corporate Sustainability overview, “Our Progress Toward a Sustainable Future: FiscalNote's Sustainability & Social Impact Efforts.”
•
Announced CEO Tim Hwang’s selection as an Ernst & Young (EY) “Entrepreneur of the Year” 2023 award winner - one of the most preeminent competitive awards for entrepreneurs and leaders of high-growth companies.

Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below. Information regarding our key performance indicators is included below under “Key Performance Indicators.”

Quarterly Conference Call

FiscalNote will host a conference call today, Wednesday, August 9, 2023, at 9:00 a.m. Eastern Time (U.S.) to review the Company's financial results for the second quarter ended June 30, 2023. To access this call, dial 1 (888) 660-6510 for the U.S. or Canada, or 1 (929) 203-0882 for callers outside the U.S. or Canada with the conference ID 1271923. A live webcast of the conference call will be accessible from the Investor Relations section of FiscalNote's website at https://investors.fiscalnote.com/, and a recording will be archived and accessible at https://investors.fiscalnote.com/. An audio replay of this conference call will also be available through September 9, 2023, 11:59 p.m. ET (U.S.), by dialing 1-800-770-2030 for the U.S. or Canada, or 1-647-362-9199 for callers outside the U.S. or Canada, and entering 1271923.

* In connection with its public listing, FiscalNote entered into a 5-year senior secured term loan of up to $250 million, including $150 million of committed financing at closing with an additional uncommitted accordion facility for $100 million, subject to certain conditions.

(1) Non-GAAP measure. Please see "Non-GAAP Financial Measures" in this earnings release for definitions and important disclosures regarding these financial measures, including reconciliations to the most directly comparable GAAP measure.

(2) “Run-Rate Revenue,” “Annual Recurring Revenue” or “ARR”, and “Net Revenue Retention” are key performance indicators (KPIs). Please see "Key Performance Indicators" in this earnings release for the definitions and important disclosures regarding these measures.

(3) Organic run-rate revenue and organic ARR for Q2 2023 include businesses acquired as of December 31, 2022, plus Aicel Technologies (for which a definitive acquisition agreement was signed as of December 31, 2021, with closing conditioned upon FiscalNote’s public listing).

(4) Total run-rate revenue includes completed acquisitions but does not include any future acquisitions under consideration.

(5) Because of the variability of items impacting net income and unpredictability of future events, management is unable to reconcile without unreasonable effort the Company's forecasted adjusted EBITDA to a comparable GAAP measure.

About FiscalNote

FiscalNote (NYSE: NOTE) is a leader in policy and global intelligence. By uniquely combining data, technology, and insights, FiscalNote empowers customers to manage political and business risk. Since 2013, FiscalNote has pioneered technology that delivers critical insights and the tools to turn them into action. Home to CQ, FrontierView, Oxford Analytica, VoterVoice, and many other industry-leading brands, FiscalNote serves approximately 5,000 customers worldwide with global offices in North America, Europe, Asia, and Australia. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or FiscalNote’s future financial or operating performance. For example, statements regarding FiscalNote’s financial outlook for future periods, expectations regarding profitability, capital resources and anticipated growth in the industry in which FiscalNote operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Factors that may impact such forward-looking statements include FiscalNote’s ability to effectively manage its growth; changes in FiscalNote’s strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans; FiscalNote’s future capital requirements; demand for FiscalNote’s services and the drivers of that demand; FiscalNote’s ability to provide highly useful, reliable, secure and innovative products and services to its customers; FiscalNote’s ability to attract new customers, retain existing customers, expand its products and service offerings with existing customers, expand into geographic markets or identify areas of higher growth; FiscalNote’s ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate potential acquired businesses and services, and subsequently grow acquired businesses; risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions; FiscalNote’s ability to develop, enhance, and integrate its existing platforms, products, and services;  FiscalNote’s estimated total addressable market and other industry and performance projections; FiscalNote's reliance on third-party systems and data, its ability to integrate such systems and data with its solutions and its potential inability to continue to support integration; potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect FiscalNote’s networks or systems or those of its service providers; FiscalNote’s ability to obtain and maintain accurate, comprehensive, or reliable data to support its products and services; FiscalNote’s ability to introduce new features, integrations, capabilities, and enhancements to its products and services; FiscalNote’s ability to maintain and improve its methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support its products and services; competition and competitive pressures in the markets in which FiscalNote operates, including larger well-funded companies shifting their existing business models to become more competitive with FiscalNote; FiscalNote’s ability to protect and maintain its brands; FiscalNote’s ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries; FiscalNote’s ability to retain or recruit key personnel; FiscalNote’s ability to effectively maintain and grow its research and development team and conduct research and development; FiscalNote’s ability to adapt its products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts; adverse general economic and market conditions reducing spending on our products and services; the outcome of any known and unknown litigation and regulatory proceedings; FiscalNote’s ability to successfully establish and maintain public company-quality internal control over financial reporting; and the ability to adequately protect FiscalNote’s intellectual property rights.

These and other important factors discussed in FiscalNote’s SEC filings, including its most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports,could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by FiscalNote and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FiscalNote undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FiscalNote Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Subscription	$29,462	$24,332	$57,929	$47,111
Advisory, advertising, and other	3,380	2,842	6,442	6,134
Total revenues	32,842	27,174	64,371	53,245
Operating expenses: (1)
Cost of revenues	9,485	7,712	18,422	14,882
Research and development	4,510	3,791	9,630	9,809
Sales and marketing	11,689	10,395	23,987	19,892
Editorial	4,752	3,346	9,017	7,022
General and administrative	16,174	10,033	34,395	20,590
Amortization of intangible assets	2,901	2,609	5,715	5,217
Impairment of goodwill	-	-	5,837	-
Transaction costs (gains), net	309	1,027	1,717	(18)
Total operating expenses	49,820	38,913	108,720	77,394
Operating loss	(16,978)	(11,739)	(44,349)	(24,149)

Interest expense, net	7,154	24,255	13,835	46,778
Change in fair value of financial instruments	2,987	2,048	(11,693)	3,386
Gain on PPP loan upon extinguishment	-	-	-	(7,667)
Loss on settlement	3,474	-	3,474	-
Other expense, net	167	494	38	615
Net loss before income taxes	(30,760)	(38,536)	(50,003)	(67,261)
Provision (benefit) from income taxes	213	(176)	243	(550)
Net loss	(30,973)	(38,360)	(50,246)	(66,711)
Other comprehensive (loss) gain	328	(859)	(31)	(774)
Total comprehensive loss	$(30,645)	$(39,219)	$(50,277)	$(67,485)

Net loss	$(30,973)	$(38,360)	$(50,246)	$(66,711)
Deemed dividend	-	(10,614)	-	(2,219)
Net loss used to compute loss per share	$(30,973)	$(48,974)	$(50,246)	$(68,930)

Earnings per share attributable to common shareholders:
Basic and Diluted	$(0.23)	$(2.57)	$(0.38)	$(3.65)
Weighted average shares used in computing earnings per shares attributable to common shareholders:
Basic and Diluted	134,117,122	19,020,367	133,601,798	18,876,752

(1) Amounts include stock-based compensation expenses, as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cost of revenues	$82	$13	$140	$23
Research and development	362	51	752	105
Sales and marketing	317	60	677	107
Editorial	106	24	172	47
General and administrative	4,615	417	10,247	543

FiscalNote Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares, and par value)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$37,260	$60,388
Restricted cash	842	835
Accounts receivable, net	14,942	14,909
Costs capitalized to obtain revenue contracts, net	2,998	2,794
Prepaid expenses	3,374	4,315
Other current assets	2,751	2,764
Total current assets	62,167	86,005

Property and equipment, net	6,724	7,325
Capitalized software costs, net	15,240	13,946
Noncurrent costs capitalized to obtain revenue contracts, net	4,034	3,976
Operating lease assets	18,826	21,005
Goodwill	208,077	194,362
Customer relationships, net	59,951	56,348
Database, net	19,906	21,020
Other intangible assets, net	27,610	28,728
Other non-current assets	425	442
Total assets	$422,960	$433,157

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$68	$68
Accounts payable and accrued expenses	13,299	13,739
Deferred revenue, current portion	48,800	35,569
Customer deposits	2,019	3,252
Contingent liabilities from acquisitions, current portion	1,082	696
Operating lease liabilities, current portion	3,471	6,709
Other current liabilities	2,040	2,079
Total current liabilities	70,779	62,112

Long-term debt, net of current maturities	214,700	161,980
Deferred tax liabilities	2,805	714
Deferred revenue, net of current portion	1,224	918
Contingent liabilities from acquisitions, net of current portion	1,710	883
Operating lease liabilities, net of current portion	27,561	29,110
Public and private warrant liabilities	6,758	18,892
Other non-current liabilities	3,703	13,858
Total liabilities	329,240	288,467
Commitment and contingencies (Note 17)
Stockholders' equity:
Class A Common stock ($0.0001 par value, 1,700,000,000 authorized, 120,284,209 and 123,125,595 issued and outstanding at June 30, 2023 and December 31, 2022, respectively)	11	12
Class B Common stock ($0.0001 par value, 9,000,000 authorized, and 8,290,921 issued and outstanding at June 30, 2023 and December 31, 2022)	1	1
Additional paid-in capital	845,725	846,205
Accumulated other comprehensive loss	(816)	(785)
Accumulated deficit	(751,201)	(700,743)
Total stockholders' equity	93,720	144,690
Total liabilities and stockholders' equity	$422,960	$433,157

FiscalNote Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2023	2022
Operating Activities:
Net loss	$(50,246)	$(66,711)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	671	581
Amortization of intangible assets and capitalized software development costs	11,373	9,049
Amortization of deferred costs to obtain revenue contracts	1,648	1,247
Impairment of goodwill	5,837	-
Non-cash operating lease expense	2,366	3,209
Stock-based compensation	11,988	825
Operating lease asset impairment	-	378
Loss on settlement	3,474	-
Other non-cash expenses	426	488
Bad debt expense (recovery)	229	(93)
Change in fair value of acquisition contingent consideration	(333)	(1,537)
Change in fair value of financial instruments	(11,693)	3,386
Deferred income tax provision (benefit)	214	(513)
Paid-in-kind interest, net	2,042	27,848
Non-cash interest expense	2,130	15,072
Gain on PPP Loan forgiveness	-	(7,667)
Changes in operating assets and liabilities:
Accounts receivable, net	1,644	(2,793)
Prepaid expenses and other current assets	2,284	(4,618)
Costs capitalized to obtain revenue contracts, net	(1,910)	(2,071)
Other non-current assets	18	-
Accounts payable and accrued expenses	(4,914)	(1,217)
Deferred revenue	9,595	13,019
Customer deposits	(1,233)	(1,611)
Other current liabilities	(797)	(758)
Contingent liabilities from acquisitions, net of current portion	(39)	(1,267)
Operating lease liabilities	(4,974)	(4,121)
Other non-current liabilities	(6)	1,527
Net cash used in operating activities	(20,206)	(18,348)

Investing Activities:
Capital expenditures	(4,086)	(6,041)
Cash paid for business acquisitions, net of cash acquired	(5,010)	-
Net cash used in investing activities	(9,096)	(6,041)

Financing Activities:
Proceeds from long-term debt, net of issuance costs	6,000	19,478
Principal payments of long-term debt	(53)	(30)
Proceeds from exercise of stock options and ESPP purchases	617	367
Repurchase of common stock	-	(88)
Net cash provided by financing activities	6,564	19,727

Effects of exchange rates on cash	(383)	(352)

Net change in cash, cash equivalents, and restricted cash	(23,121)	(5,014)
Cash, cash equivalents, and restricted cash, beginning of period	61,223	33,009
Cash, cash equivalents, and restricted cash, end of period	$38,102	$27,995

Supplemental Noncash Investing and Financing Activities:
Accretion of redemption value of preferred stock	$-	$(8,390)
Warrants issued in conjunction with long-term debt issuance	$178	$436
Fees payable to debt holders settled through increase of debt principal	$-	$100
PIK interest settled through issuance of additional convertible notes to noteholders	$-	$10,734
Property and equipment purchases included in accounts payable	$343	$28

Supplemental Cash Flow Activities:
Cash paid for interest	$9,924	$3,263
Cash paid for taxes	$49	$70

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Revenue

Adjusted revenue represents revenue adjusted to include amounts that would have been recognized if deferred revenue was not adjusted to fair value in connection with acquisition accounting. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is useful for investors as an indicator of the underlying performance of our business. Adjusted revenue is not a recognized term under U.S. GAAP. Adjusted revenue does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Adjusted Revenue minus cost of revenues, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Adjusted Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets and deferred revenue, which are non-cash impacts that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP and should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Revenue.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin because they are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered as substitutes for net loss, net loss before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Adjusted Revenues

The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2023	2022	2023	2022
Subscription revenue	$29,462	$24,332	$57,929	$47,111
Deferred revenue adjustment	-	737	-	1,730
Adjusted subscription revenue	29,462	25,069	57,929	48,841
Advisory, advertising, and other revenue	3,380	2,842	6,442	6,134
Adjusted Revenues	$32,842	$27,911	$64,371	$54,975

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2023	2022	2023	2022
Adjusted Revenues	$32,842	$27,911	$64,371	$54,975
Costs of revenue	(9,485)	(7,712)	(18,422)	(14,882)
Amortization of intangible assets	3,061	2,009	5,658	3,832
Adjusted Gross Profit	$26,418	$22,208	$51,607	$43,925
Adjusted Gross Profit Margin	80%	80%	80%	80%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2023	2022	2023	2022
Net loss	$(30,973)	$(38,360)	$(50,246)	$(66,711)
Provision (benefit) from income taxes	213	(176)	243	(550)
Depreciation and amortization	6,297	4,914	12,044	9,631
Interest expense, net	7,154	24,255	13,835	46,778
EBITDA	(17,309)	(9,367)	(24,124)	(10,852)
Deferred revenue adjustment (a)	-	737	-	1,730
Stock-based compensation	5,482	565	11,988	825
Change in fair value of financial instruments (b)	2,987	2,048	(11,693)	3,386
Other non-cash (gains) charges (c)	58	271	5,931	(8,338)
Acquisition related costs (d)	157	500	1,379	572
Employee severance costs (e)	381	-	750	-
Non-capitalizable debt raising costs	110	-	316	403
Other infrequent costs (f)	-	-	-	20
Costs incurred related to the transaction (g)	150	256	334	459
Loss contingency (h)	3,722	-	3,890	-
Adjusted EBITDA	$(4,262)	$(4,990)	$(11,229)	$(11,795)
Adjusted EBITDA Margin	(13.0)%	(17.9)%	(17.4)%	(21.5)%
(a)
Reflects deferred revenue fair value adjustments arising from the purchase price allocation in connection with the 2021 Acquisitions.
(b)
Reflects the non-cash impact from the mark to market adjustments on our financial instruments.
(c)
Reflects the non-cash impact of the following: (i) impairment of goodwill of $5,837 in the first quarter of 2023, (ii) loss from equity method investment of $34 in the first quarter of 2023 and $56 in the second quarter of 2023, (iii) charge of $2 in the first quarter of 2023 and $2 in the second quarter of 2023 from the change in fair value related to the contingent consideration and contingent compensation related to the 2021, 2022, and 2023 Acquisitions; (iv) gain of $1,320 in the first quarter of 2022 and a charge of $271 in the second quarter of 2022 from the change in fair value related to the contingent consideration and contingent compensation related to the 2021 Acquisitions, (v) gain of $7,667 related to the partial forgiveness of our PPP Loan during the first quarter of 2022, and (vi) $378 impairment charge recognized in the first quarter of 2022 related to the abandonment of one of our leases upon adoption of ASC 842 on January 1, 2022.
(d)
Reflects the costs incurred to identify, consider, and complete business combination transactions consisting of advisory, legal, and other professional and consulting costs.
(e)
Severance costs associated with workforce changes related to business realignment actions.
(f)
Costs incurred related to litigation we believe to be outside of our normal course of business totaling $20 in the first quarter of 2022.
(g)
Includes non-capitalizable transaction costs associated with the Business Combination.
(h)
Reflects (i) $3,474 non-cash loss contingency charge related to the settlement with GPO FN Noteholder LLC recorded in the second quarter of 2023 and (ii) accounting and legal costs incurred associated with the settlement with GPO FN Noteholder LLC totaling $168 in the first quarter of 2023 and $248 in the second quarter of 2023.

Key Performance Indicators

We also monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance.

Annual Recurring Revenue (“ARR”)

Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on an account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Run-Rate Revenue

Management also monitors run-rate revenue, which we define as ARR plus non-subscription revenue earned during the last twelve months. We believe run-rate revenue is an indicator of our total revenue growth, incorporating the non-subscription revenue that we believe is a meaningful contribution to our business as a whole. Although our non-subscription business is non-recurring, we regularly sell different advisory services to repeat customers. The amount of actual subscription and non-subscription revenue that we recognize over any 12-month period is likely to differ from run-rate revenue at the beginning of that period, sometimes significantly.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. For our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be a single customer for purposes of calculating our account-level ARR and NRR. For our commercial clients, we consider subdivisions of the same legal entity as separate customers. Customers from acquisitions are not included in NRR until they have been part of our condensed consolidated results for 12 months. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies.

Contacts:

Media

Nicholas Graham

FiscalNote

press@fiscalnote.com

Investors

Sara Buda

FiscalNote

IR@fiscalnote.com

Source: FiscalNote